Filed Pursuant to Rule 433
Registration No. 333-166711
FREE WRITING PROSPECTUS
STRUCTURAL AND COLLATERAL TERM SHEET

UBSC 2011-C1

$726,524,286
(Approximate Total Mortgage Pool Balance)

$xxx,xxx,xxx
(Approximate Publicly Offered Certificates)

UBS – Citigroup Commercial Mortgage Trust 2011-C1 Issuer

Citigroup Commercial Mortgage Securities Inc. Depositor

UBS Real Estate Securities Inc. Natixis Real Estate Capital LLC Sponsors and Mortgage Loan Sellers

[November 22, 2011]

UBS Investment Bank		Citigroup
Co-Lead Managers and Joint Bookrunners

Natixis	BofA Merrill Lynch	Barclays Capital	Morgan Stanley
Co-Managers

The depositor has filed a registration statement (including the prospectus) with the SEC (SEC File No. 333-166711) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or UBS Securities LLC, any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407. The publicly offered certificates referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. You understand that, when you are considering the purchase of these certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have verified the allocation of certificates to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.
IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS
Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

UBSC 2011-C1 Mortgage Trust

KEY FEATURES OF SECURITIZATION

Key Features:		Pooled Collateral Facts:
Co-Lead Managers & Joint	UBS Securities LLC	Initial Outstanding Pool Balance:	$726,524,286
Bookrunners:	Citigroup Global Markets Inc.	Number of Mortgage Loans:	38
Co-Managers:	Natixis Securities North America LLC	Number of Mortgaged Properties:	44
	Barclays Capital Inc.,	Average Mortgage Loan Cut-off Date Balance:	$19,119,060
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	Average Mortgaged Property Cut-off Date Balance:	$16,511,916
	Morgan Stanley & Co. LLC	Weighted Avg Mortgage Loan U/W NCF DSCR:	1.54x
Mortgage Loan Sellers:	UBS Real Estate Securities Inc. (“UBSRES”)	Range of Mortgage Loan U/W NCF DSCR:	1.18x - 2.38x
	(81.3%) and Natixis Real Estate Capital LLC	Weighted Avg Mortgage Loan Cut-off Date LTV:	65.0%
	(“NREC”) (18.7%)	Range of Mortgage Loan Cut-off Date LTV:	43.6% - 75.0%
Master Servicer:	TBD	Weighted Avg Mortgage Loan Maturity Date or ARD LTV:	56.4%
Operating Advisor:	TriMont Real Estate Advisors, Inc.	Range of Mortgage Loan Maturity Date or ARD LTV:	37.4% - 68.9%
Special Servicer:	Midland Loan Services, Division of PNC Bank, N.A.	Weighted Avg U/W NOI Debt Yield:	11.4%
Trustee:	Deutsche Bank National Trust Company	Range of U/W NOI Debt Yield:	9.1% - 21.0%
Rating Agencies:	Ratings are anticipated from DBRS, Inc. and	Weighted Avg Mortgage Loan
	Moody’s Investors Service, Inc.	Original Term to Maturity (months):	106
Determination Date:	TBD	Weighted Avg Mortgage Loan
Distribution Date:	TBD	Remaining Term to Maturity (months):	104
Cut-off Date:	TBD	Weighted Avg Mortgage Loan Seasoning (months):	2
Settlement Date:	TBD	% Mortgage Loans with Amortization for Full Term	64.8%
Settlement Terms:	TBD	% Mortgage Loans with Partial Interest Only	35.2%
ERISA Eligible:	TBD	% Mortgage Loans with Full Interest Only	0.0%
SMMEA Eligible:	TBD	% Mortgage Loans with Upfront or Ongoing Tax Reserves:	94.1%
Day Count(1):	TBD	% Mortgage Loans with Upfront or
Tax Treatment:	TBD	Ongoing Replacement Reserves:	92.9%
Rated Final Distribution Date:	TBD	% Mortgage Loans with Upfront or Ongoing Insurance Reserves:	82.5%
Minimum Denominations:	TBD	% Mortgage Loans with Upfront or Ongoing TI/LC Reserves:	55.3%
Clean-up Call:	TBD	% Mortgage Loans with Upfront Engineering Reserves:	47.8%
		% Mortgage Loans with Upfront or Ongoing Other Reserves:	51.0%

The depositor has filed a registration statement (including the prospectus) with the SEC (SEC File No. 333-166711) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or UBS Securities LLC, any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407. The publicly offered certificates referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. You understand that, when you are considering the purchase of these certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have verified the allocation of certificates to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

UBSC 2011-C1 Mortgage Trust

OVERVIEW OF MORTGAGE POOL CHARACTERISTICS(1)

Distribution of Cut-off Date Balances

						Weighted Averages
Range of Cut-off Date Balances			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity or ARD
$3,200,000	-	$4,999,999	3	$10,321,789	1.4%	6.2902%	120	1.27x	67.0%	57.3%
$5,000,000	-	$9,999,999	12	$76,945,679	10.6%	6.1675%	108	1.51x	66.6%	57.3%
$10,000,000	-	$19,999,999	10	$150,144,704	20.7%	6.1107%	118	1.37x	67.6%	58.0%
$20,000,000	-	$29,999,999	7	$165,424,537	22.8%	6.2066%	118	1.59x	62.0%	50.4%
$30,000,000	-	$39,999,999	1	$31,550,000	4.3%	5.6695%	117	1.31x	65.7%	59.0%
$40,000,000	-	$49,999,999	2	$94,683,808	13.0%	5.3495%	57	1.47x	63.0%	58.9%
$50,000,000	-	$59,999,999	1	$55,759,107	7.7%	5.2750%	56	1.36x	74.0%	68.9%
$60,000,000	-	$72,000,000	2	$141,694,662	19.5%	6.2487%	118	1.30x	62.3%	54.2%
Total/Weighted Average			38	$726,524,286	100.0%	5.9855%	104	1.43x	65.0%	56.4%

Distribution of Mortgage Rates

						Weighted Averages
					% of Initial
Range of Mortgage Rates			Number of Mortgage Loans	Aggregate Cut-off Date Balance	Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity or ARD
5.1700%	-	5.2499%	1	$49,950,000	6.9%	5.1700%	58	1.38x	69.4%	66.5%
5.2500%	-	5.9999%	11	$293,508,899	40.4%	5.6539%	96	1.39x	64.8%	57.2%
6.0000%	-	6.6115%	26	$383,065,387	52.7%	6.3459%	117	1.47x	64.6%	54.5%
Total/Weighted Average			38	$726,524,286	100.0%	5.9855%	104	1.43x	65.0%	56.4%

Property Type Distribution(2)

					Weighted Averages
Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Number of Units, Rooms, Pads, Beds or NRA	Cut-off Date Balance per Units, Rooms, Pads, Beds or NRA	Mortgage Rate	Stated Remaining Term (Mos.)	Occupancy	U/W NCF DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity or ARD
Office	6	$178,114,437	24.5%	2,143,218	83	5.8408%	101	87.0%	1.37x	65.1%	58.5%
CBD	4	$137,414,437	18.9%	1,866,666	74	5.6571%	96	85.8%	1.36x	63.4%	57.5%
Medical	1	$26,300,000	3.6%	127,942	206	6.4390%	119	90.2%	1.49x	69.2%	61.9%
Suburban	1	$14,400,000	2.0%	148,610	97	6.5010%	118	92.6%	1.29x	74.4%	65.4%
Retail	12	$206,701,910	28.5%	1,720,081	120	6.2159%	117	91.0%	1.33x	66.0%	57.9%
Anchored(3)	6	$85,024,747	11.7%	684,544	124	5.9447%	114	95.7%	1.37x	66.0%	56.7%
Regional Mall	1	$69,694,662	9.6%	691,325	101	6.6115%	119	87.7%	1.29x	65.3%	57.3%
Unanchored	3	$28,132,500	3.9%	104,113	270	6.0179%	118	89.5%	1.30x	61.6%	55.8%
Shadow Anchored	2	$23,850,000	3.3%	240,099	99	6.2600%	120	86.0%	1.34x	73.0%	62.4%
Hospitality	11	$116,020,328	16.0%	1,346	86,196	6.2300%	113	75.0%	1.75x	58.1%	46.6%
Multifamily	4	$91,361,694	12.6%	1,658	55,104	5.4507%	79	97.2%	1.36x	72.5%	65.8%
Industrial	2	$72,733,808	10.0%	2,013,295	36	5.7463%	80	94.9%	1.48x	59.4%	49.7%
Manufactured Housing Community	5	$24,106,789	3.3%	1,147	21,017	6.1739%	120	86.5%	1.48x	68.1%	58.1%
Self Storage	2	$22,500,000	3.1%	2,143	10,499	6.3483%	120	88.4%	1.32x	70.4%	60.3%
Mixed Use	1	$10,485,422	1.4%	49,461	212	6.2500%	119	88.9%	1.18x	73.1%	57.2%
Other	1	$4,499,898	0.6%	60,000	75	6.1115%	118	100.0%	1.52x	63.4%	54.0%
Total/Weighted Average	44	$726,524,286	100.0%			5.9855%	104	88.4%	1.43x	65.0%	56.4%

Geographic Distribution(2)

				Weighted Averages
State/Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity or ARD
New York	6	$222,314,009	30.6%	6.1123%	103	1.50x	59.2%	51.9%
Florida	5	$121,995,929	16.8%	5.7745%	90	1.36x	69.8%	63.6%
Texas	6	$65,909,976	9.1%	5.9486%	119	1.27x	72.4%	61.5%
California	4	$57,250,000	7.9%	5.9693%	118	1.31x	67.2%	59.1%
Pennsylvania	1	$49,950,000	6.9%	5.1700%	58	1.38x	69.4%	66.5%
Other	22	$209,104,373	28.8%	6.1847%	116	1.49x	64.3%	52.4%
Total/Weighted Average	44	$726,524,286	100.0%	5.9855%	104	1.43x	65.0%	56.4%
(1)
For each of the Trinity Centre Mortgage Loan, the Poughkeepsie Galleria Mortgage Loan, and the 1700 Market Street Mortgage Loan, the numerical and statistical information related to the loan-to-value ratios, debt yields, and Cut-off Date Balances per Unit includes the senior pari passu A-1 note (which note is included in the Trust) and the senior pari passu companion A-2 note (which note is not included in the Trust). For purposes of calculating debt service coverage ratios for those mortgage loans, the annual debt service is based on the aggregate principal and interest payments due during the first 12 months after the expiration of the initial interest only period (or, in the case of the Poughkeepsie Galleria Mortgage Loan, Cut-off Date) on the senior pari passu A-1 note (which note is included in the Trust) and the senior pari passu companion A-2 note (which note is not included in the Trust).

(2)	Reflects allocated loan amount for properties securing multi-property mortgage loans.
(3)	Includes single tenant.

The depositor has filed a registration statement (including the prospectus) with the SEC (SEC File No. 333-166711) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or UBS Securities LLC, any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407. The publicly offered certificates referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. You understand that, when you are considering the purchase of these certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have verified the allocation of certificates to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

UBSC 2011-C1 Mortgage Trust

OVERVIEW OF MORTGAGE POOL CHARACTERISTICS(1)

Distribution of Cut-off Date LTV Ratios

								Weighted Averages
Range of Cut-off Date LTV Ratios					Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR		Cut-off Date LTV Ratio	LTV Ratio at Maturity or ARD
43.6%		-	44.9%		1	$24,933,544	3.4%	6.3000%	117	2.38	x	43.6%	37.4%
50.0%		-	54.9%		1	$11,500,000	1.6%	6.1000%	120	1.75	x	50.0%	42.5%
55.0%		-	59.9%		5	$162,826,458	22.4%	5.9679%	101	1.45	x	57.6%	49.2%
60.0%		-	64.9%		6	$66,690,219	9.2%	6.0564%	111	1.52	x	62.7%	55.2%
65.0%		-	69.9%		16	$304,335,777	41.9%	6.0514%	107	1.38	x	67.2%	58.2%
70.0%		-	75.0%		9	$156,238,289	21.5%	5.7867%	96	1.30	x	73.9%	65.2%
Total/Weighted Average					38	$726,524,286	100.0%	5.9855%	104	1.43	x	65.0%	56.4%

Distribution of LTV Ratios at Maturity or ARD

								Weighted Averages
Range of LTV Ratios at Maturity or ARD					Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR		Cut-off Date LTV Ratio	LTV Ratio at Maturity or ARD
37.4%		-	44.9%		3	$57,381,117	7.9%	6.3329%	118	1.97	x	49.0%	40.6%
45.0%		-	49.9%		2	$49,945,077	6.9%	6.2533%	119	1.42	x	61.7%	47.1%
50.0%		-	54.9%		9	$193,389,111	26.6%	5.8380%	103	1.46	x	60.9%	51.7%
55.0%		-	59.9%		14	$211,028,244	29.0%	6.2477%	116	1.33	x	66.3%	57.8%
60.0%		-	64.9%		6	$79,489,631	10.9%	6.2424%	115	1.37	x	72.3%	63.0%
65.0%		-	68.9%		4	$135,291,107	18.6%	5.3902%	70	1.35	x	72.4%	67.4%
Total/Weighted Average					38	$726,524,286	100.0%	5.9855%	104	1.43	x	65.0%	56.4%

Distribution of Underwritten NCF Debt Service Coverage Ratios

								Weighted Averages
Range of Underwritten NCF Debt Service Coverage Ratios					Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR		Cut-off Date LTV Ratio	LTV Ratio at Maturity or ARD
1.18	x	-	1.24	x	1	$10,485,422	1.4%	6.2500%	119	1.18	x	73.1%	57.2%
1.25	x	-	1.34	x	16	$331,877,827	45.7%	6.1039%	118	1.30	x	66.1%	57.0%
1.35	x	-	1.44	x	5	$135,459,107	18.6%	5.4696%	71	1.37	x	71.0%	65.7%
1.45	x	-	1.54	x	8	$120,691,183	16.6%	6.2000%	115	1.51	x	65.5%	54.3%
1.55	x	-	1.74	x	4	$77,016,382	10.6%	5.8753%	82	1.59	x	57.2%	49.5%
1.75	x	-	1.99	x	3	$26,060,822	3.6%	6.0842%	100	1.83	x	57.2%	49.8%
2.00	x	-	2.38	x	1	$24,933,544	3.4%	6.3000%	117	2.38	x	43.6%	37.4%
Total/Weighted Average					38	$726,524,286	100.0%	5.9855%	104	1.43	x	65.0%	56.4%

Distribution of Original Terms to Maturity

								Weighted Averages
Range of Original Terms to Maturity (months)					Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR		Cut-off Date LTV Ratio	LTV Ratio at Maturity or ARD
60		-	71		5	$163,784,541	22.5%	5.3975%	57	1.46	x	67.0%	62.5%
72		-	120		33	$562,739,745	77.5%	6.1566%	118	1.42	x	64.4%	54.7%
Total/Weighted Average					38	$726,524,286	100.0%	5.9855%	104	1.43	x	65.0%	56.4%

Distribution of Remaining Terms to Maturity

								Weighted Averages
Range of Remaining Terms to Maturity (months)					Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR		Cut-off Date LTV Ratio	LTV Ratio at Maturity or ARD
55		-	71		5	$163,784,541	22.5%	5.3975%	57	1.46	x	67.0%	62.5%
72		-	120		33	$562,739,745	77.5%	6.1566%	118	1.42	x	64.4%	54.7%
Total/Weighted Average					38	$726,524,286	100.0%	5.9855%	104	1.43	x	65.0%	56.4%
(1)
For each of the Trinity Centre Mortgage Loan, the Poughkeepsie Galleria Mortgage Loan, and the 1700 Market Street Mortgage Loan, the numerical and statistical information related to the loan-to-value ratios, debt yields, and Cut-off Date Balances per Unit includes the senior pari passu A-1 note (which note is included in the Trust) and the senior pari passu companion A-2 note (which note is not included in the Trust). For purposes of calculating debt service coverage ratios for those mortgage loans, the annual debt service is based on the aggregate principal and interest payments due during the first 12 months after the expiration of the initial interest only period (or, in the case of the Poughkeepsie Galleria Mortgage Loan, Cut-off Date) on the senior pari passu A-1 note (which note is included in the Trust) and the senior pari passu companion A-2 note (which note is not included in the Trust).

The depositor has filed a registration statement (including the prospectus) with the SEC (SEC File No. 333-166711) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or UBS Securities LLC, any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407. The publicly offered certificates referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. You understand that, when you are considering the purchase of these certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have verified the allocation of certificates to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

UBSC 2011-C1 Mortgage Trust

OVERVIEW OF MORTGAGE POOL CHARACTERISTICS(1)

Amortization Type
				Weighted Averages
Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity or ARD
Amortizing Balloon	30	$470,709,786	64.8%	6.0810%	103	1.48x	64.7%	55.6%
Interest Only, then Amortizing	8	$255,814,500	35.2%	5.8097%	106	1.34x	65.5%	58.0%
Total/Weighted Average	38	$726,524,286	100.0%	5.9855%	104	1.43x	65.0%	56.4%

Distribution of Original Amortization Term
						Weighted Averages
Range of Original Amortization Term (months)			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity or ARD
	240		1	$28,000,000	3.9%	6.0600%	119	1.33x	65.0%	48.3%
241	-	300	8	$146,306,015	20.1%	6.0116%	95	1.55x	61.0%	50.1%
301	-	360	29	$552,218,271	76.0%	5.9748%	106	1.40x	66.0%	58.5%
Total/Weighted Average			38	$726,524,286	100.0%	5.9855%	104	1.43x	65.0%	56.4%

Distribution of Remaining Amortization Term
						Weighted Averages
Range of Remaining Amortization Term (months)			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity or ARD
	240		1	$28,000,000	3.9%	6.0600%	119	1.33x	65.0%	48.3%
241	-	300	8	$146,306,015	20.1%	6.0116%	95	1.55x	61.0%	50.1%
301	-	360	29	$552,218,271	76.0%	5.9748%	106	1.40x	66.0%	58.5%
Total/Weighted Average			38	$726,524,286	100.0%	5.9855%	104	1.43x	65.0%	56.4%

Distribution of Underwritten NOI Debt Yield
						Weighted Averages
Range of Underwritten NOI Debt Yield			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity or ARD
9.1%	-	10.0%	11	$184,735,132	25.4%	5.6891%	99	1.30x	70.8%	63.0%
10.1%	-	11.0%	7	$235,894,662	32.5%	6.0322%	106	1.32x	65.3%	58.0%
11.1%	-	12.0%	7	$72,572,193	10.0%	6.3642%	114	1.43x	68.7%	60.5%
12.1%	-	14.0%	10	$180,089,188	24.8%	5.9616%	102	1.54x	61.3%	50.2%
14.1%	-	20.0%	2	$28,299,568	3.9%	6.4351%	102	1.69x	57.5%	47.4%
20.1%	-	21.0%	1	$24,933,544	3.4%	6.3000%	117	2.38x	43.6%	37.4%
Total/Weighted Average			38	$726,524,286	100.0%	5.9855%	104	1.43x	65.0%	56.4%

Loan Purpose
				Weighted Averages
Loan Purpose	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity or ARD
Refinance	29	$555,035,497	76.4%	6.0582%	105	1.45x	64.0%	55.2%
Acquisition	9	$171,488,789	23.6%	5.7502%	101	1.38x	68.1%	60.3%
Total/Weighted Average	38	$726,524,286	100.0%	5.9855%	104	1.43x	65.0%	56.4%
(1)
For each of the Trinity Centre Mortgage Loan, the Poughkeepsie Galleria Mortgage Loan, and the 1700 Market Street Mortgage Loan, the numerical and statistical information related to the loan-to-value ratios, debt yields, and Cut-off Date Balances per Unit includes the senior pari passu A-1 note (which note is included in the Trust) and the senior pari passu companion A-2 note (which note is not included in the Trust). For purposes of calculating debt service coverage ratios for those mortgage loans, the annual debt service is based on the aggregate principal and interest payments due during the first 12 months after the expiration of the initial interest only period (or, in the case of the Poughkeepsie Galleria Mortgage Loan, Cut-off Date) on the senior pari passu A-1 note (which note is included in the Trust) and the senior pari passu companion A-2 note (which note is not included in the Trust).

The depositor has filed a registration statement (including the prospectus) with the SEC (SEC File No. 333-166711) for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the depositor or UBS Securities LLC, any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.  The publicly offered certificates referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis.  You understand that, when you are considering the purchase of these certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have verified the allocation of certificates to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

UBSC 2011-C1 Mortgage Trust

OVERVIEW OF MORTGAGE POOL CHARACTERISTICS(1)

Ten Largest Mortgage Loans

Mortgage Loans	Mortgage Loan Seller	City, State	Property Type	Cut-off Date Balance	% of Initial Outstanding Pool Balance	Cut-off Date Balance/SF/ Unit/Room	Cut-off Date LTV Ratio	U/W NCF DSCR	U/W NOI Debt Yield
Trinity Centre	UBSRES	New York, NY	Office	$72,000,000	9.9%	$178	59.3%	1.31x	10.5%
Poughkeepsie Galleria	UBSRES	Poughkeepsie, NY	Retail	$69,694,662	9.6%	$224	65.3%	1.29x	10.2%
Portofino at Biscayne	NREC	North Miami, FL	Multifamily	$55,759,107	7.7%	$64,165	74.0%	1.36x	9.6%
1700 Market Street	UBSRES	Philadelphia, PA	Office	$49,950,000	6.9%	$132	69.4%	1.38x	10.0%
333 North Bedford Road	NREC	Mount Kisco, NY	Industrial	$44,733,808	6.2%	$74	55.9%	1.57x	12.9%
One Montgomery Street	UBSRES	San Francisco, CA	Retail	$31,550,000	4.3%	$416	65.7%	1.31x	9.4%
Sun Products Distribution Center	UBSRES	Bowling Green, KY	Industrial	$28,000,000	3.9%	$20	65.0%	1.33x	12.7%
Bethesda Health Medical Office	UBSRES	Boynton Beach, FL	Office	$26,300,000	3.6%	$206	69.2%	1.49x	11.7%
Marriott Buffalo Niagara	UBSRES	Amherst, NY	Hospitality	$24,933,544	3.4%	$70,038	43.6%	2.38x	21.0%
Doubletree Chattanooga	UBSRES	Chattanooga, TN	Hospitality	$22,798,343	3.1%	$122,572	69.1%	1.52x	12.8%
Total/Wtd. Avg.:				$425,719,464	58.6%		64.1%	1.44x	11.4%

Split Loan Summary(2)

Mortgage Loans	Senior Pari Passu A-1 Note Trust Cut-off Date Balance	Senior Pari Passu Companion A-2 Note Cut-off Date Balance	Total Mortgage Debt Cut-off Date Balance	Trust U/W NCF DSCR	Total Mortgage Debt U/W NCF DSCR	Trust Cut-off Date LTV Ratio	Total Mortgage Debt Cut-off Date LTV Ratio	Trust U/W NOI Debt Yield	Total Mortgage Debt U/W NOI Debt Yield
Trinity Centre	$72,000,000	$88,000,000	$160,000,000	1.31x	1.31x	59.3%	59.3%	10.5%	10.5%
Poughkeepsie Galleria	$69,694,662	$85,182,365	$154,877,027	1.29x	1.29x	65.3%	65.3%	10.2%	10.2%
1700 Market Street	$49,950,000	$61,050,000	$111,000,000	1.38x	1.38x	69.4%	69.4%	10.0%	10.0%

Existing Mezzanine Debt Summary

Mortgage Loans	Senior Pari Passu A-1 Note Trust Cut-off Date Balance	Senior Pari Passu Companion A-2 Note Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Total Debt Cut-off Date Balance	Trust U/W NCF DSCR	Total Debt U/W NCF DSCR	Trust Cut- off Date LTV Ratio	Total Debt Cut- off Date LTV Ratio	Trust U/W NOI Debt Yield	Total Debt U/W NOI Debt Yield
Trinity Centre	$72,000,000	$88,000,000	$25,000,000	$185,000,000	1.31x	1.05x	59.3%	68.5%	10.5%	9.1%
Poughkeepsie Galleria	$69,694,662	$85,182,365	$20,983,339	$175,860,367	1.29x	1.07x	65.3%	74.2%	10.2%	9.0%
1700 Market Street	$49,950,000	$61,050,000	$12,200,000	$123,200,000	1.38x	1.18x	69.4%	77.0%	10.0%	9.0%
Dunbar Village	$5,989,631	$0	$1,000,000	$6,989,631	1.48x	1.12x	66.9%	78.1%	11.8%	10.1%

(1)
For each of the Trinity Centre Mortgage Loan, the Poughkeepsie Galleria Mortgage Loan, and the 1700 Market Street Mortgage Loan, the numerical and statistical information related to the loan-to-value ratios, debt yields, and Cut-off Date Balances per Unit includes the senior pari passu A-1 note (which note is included in the Trust) and the senior pari passu companion A-2 note (which note is not included in the Trust). For purposes of calculating debt service coverage ratios for those mortgage loans, the annual debt service is based on the aggregate principal and interest payments due during the first 12 months after the expiration of the initial interest only period (or, in the case of the Poughkeepsie Galleria Mortgage Loan, Cut-off Date) on the senior pari passu A-1 note (which note is included in the Trust) and the senior pari passu companion A-2 note (which note is not included in the Trust).

(2)
The Trinity Centre Mortgage Loan is part of the Trinity Centre Mortgage Loan Combination, totaling $160 million, which was bifurcated into two senior pari passu loan components (Notes A-1 and A-2). The Poughkeepsie Galleria Mortgage Loan is part of the Poughkeepsie Galleria Mortgage Loan Combination, totaling $154.9 million, which was bifurcated into two senior pari passu loan components (Notes A-1 and A-2). The 1700 Market Street Mortgage Loan is part of the 1700 Market Street Mortgage Loan Combination, totaling $111 million, which was bifurcated into two senior pari passu loan components (Notes A-1 and A-2). In the case of each of the foregoing mortgage loan combinations, the related Note A-1 will be, but the related Note A-2 will not be, contributed to the UBSC 2011-C1 Trust.

The depositor has filed a registration statement (including the prospectus) with the SEC (SEC File No. 333-166711) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or UBS Securities LLC, any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407. The publicly offered certificates referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. You understand that, when you are considering the purchase of these certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have verified the allocation of certificates to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.